VBI Vaccines Announces Closing of Public Offering and Concurrent Registered Direct Offering of Common Shares

CAMBRIDGE, Mass. (October 31, 2017) – VBI Vaccines Inc. (Nasdaq: VBIV) (TSX: VBV) (VBI), a commercial-stage biopharmaceutical company developing next-generation infectious disease and immuno-oncology vaccines, today announced the closing of its previously announced underwritten public offering of 16,100,000 common shares, which included 2,100,000 shares sold pursuant to the underwriters’ full exercise of their option to purchase additional shares at a price to the public of US$3.05 per share.

VBI also closed its concurrent registered direct offering of 7,475,410 common shares at a price of US$3.05 per share. Aggregate gross proceeds from the public offering and registered direct offering, before deducting the underwriting discounts and commissions and estimated offering expenses, were approximately US$71.9 million.

Immediately following the closing of both the underwritten public offering and the registered direct offering, the number of outstanding common shares of the company is 63,804,781.

BMO Capital Markets and Canaccord Genuity acted as book-runners, and Ladenburg Thalmann acted as lead manager for the underwritten public offering. Noble Life Science Partners acted as a financial advisor to VBI in connection with the underwritten public offering. The registered direct offering was made without an underwriter or a placement agent.

VBI intends to use the net proceeds from both offerings to progress its pipeline programs, including funding the pivotal Phase III clinical program for Sci-B-Vac® in the United States, Europe, and Canada, funding the Phase I/IIa clinical study of VBI-1901 for glioblastoma multiforme, and funding the continued development of VBI-1501A, VBI’s congenital cytomegalovirus clinical candidate. Net proceeds will also be used for general corporate purposes, including working capital and capital expenditures.

A shelf registration statement relating to the common shares was previously filed with the Securities and Exchange Commission (the “SEC”) and declared effective on June 8, 2017. A preliminary prospectus supplement and accompanying prospectus related to the underwritten public offering was filed with the SEC on October 25, 2017. A final prospectus supplement and accompanying prospectus, dated October 26, 2017, relating to the offerings was filed with the SEC and available on the SEC’s website at www.sec.gov. Copies of the final prospectus supplement and accompanying prospectus for the underwritten public offering may be obtained from BMO Capital Markets Corp., Attention: Equity Syndicate Department, 3 Times Square, 25th Floor, New York, NY 10036 or by e-mail at bmoprospectus@bmo.com, or from Canaccord Genuity Inc., Attention: Equity Syndicate Department, 99 High Street, 12th Floor, Boston, MA 02110 or by e-mail at prospectus@canaccordgenuity.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. Any offer, if at all, will be made only by means of the prospectus supplement and accompanying prospectus forming a part of the effective registration statement.

About VBI Vaccines Inc.

VBI Vaccines Inc. is a commercial-stage biopharmaceutical company developing a next generation of vaccines to address unmet needs in infectious disease and immuno-oncology. VBI’s first marketed product is Sci-B-Vac®, a hepatitis B (HBV) vaccine that mimics all three viral surface antigens of the hepatitis B virus; Sci-B-Vac is approved for use in Israel and 14 other countries. VBI’s eVLP Platform technology allows for the development of enveloped virus-like particle (eVLP) vaccines that closely mimic the target virus to elicit a potent immune response. VBI is advancing a pipeline of eVLP vaccines, with lead programs in cytomegalovirus (CMV) and glioblastoma multiforme (GBM). VBI is also advancing its LPV™ Thermostability Platform, a proprietary formulation and process that enables vaccines and biologics to preserve stability, potency, and safety. VBI is headquartered in Cambridge, MA with research operations in Ottawa, Canada and research and manufacturing facilities in Rehovot, Israel.

Cautionary Statement on Forward-looking Information

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are forward-looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, the anticipated use of the proceeds of the offerings which could change as a result of market conditions or for other reasons, and the impact of general economic, industry or political conditions in the United States or internationally. Additional risks and uncertainties relating to the proposed offerings, VBI and its business can be found under the heading “Risk Factors” in the preliminary prospectus supplement and accompanying prospectus relating to the offerings, in VBI’s most recent quarterly and annual reports filed with the SEC and with the Canadian security regulatory authorities at www.sedar.com and in the preliminary prospectus supplement and accompanying prospectus relating to the offerings to be filed with the SEC. Given these risks, uncertainties and factors, you are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. All such forward-looking statements made herein are based on our current expectations and we undertake no duty or obligation to update or revise any forward-looking statements for any reason, except as required by law.

VBI Investor Contact

Nell Beattie, Chief Business Officer

Email: IR@vbivaccines.com